UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
  SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):       November 6, 2015

  CUMMINS INC.
 (Exact name of registrant as specified in its charter)

Indiana (State or other Jurisdiction of Incorporation)	1-4949 (Commission File Number)	35-0257090 (I.R.S. Employer Identification No.)

500 Jackson Street
 P. O. Box 3005
 Columbus, IN  47202-3005
 (Principal Executive Office)  (Zip Code)
Registrant's telephone number, including area code:  (812) 377-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events

On November 6, 2015, Steven M. Chapman, Group Vice President, China & Russia, of Cummins Inc. (the “Company”), entered into a pre-arranged stock trading plan (the “Chapman 10b5-1 Plan”) to sell a limited number of his shares of the Company’s common stock, par value $2.50 per share (“Common Stock”).  On November 23, 2015, Richard J. Freeland, President and Chief Operating Officer of the Company, entered into a pre-arranged stock trading plan (the “Freeland 10b5-1 Plan” and, together with the Chapman 10b5-1 Plan, the “Plans”) to sell a limited number of his shares of the Company’s Common Stock.

The Chapman 10b5-1 Plan allows for the sale of a maximum of 9,000 shares of Common Stock at a specified market price commencing sixty days after adoption of the Chapman 10b5-1 Plan and continuing until all 9,000 shares are sold or November 6, 2017, whichever occurs first.  Based on his current ownership of Common Stock, if all of the 9,000 shares of Common Stock subject to the Chapman 10b5-1 Plan were sold, Mr. Chapman would beneficially own approximately 22,602 shares of Common Stock.

The Freeland 10b5-1 Plan allows for the sale of a maximum of 5,000 shares of Common Stock at a specified market price commencing sixty days after adoption of the Freeland 10b5-1 Plan and continuing until all 5,000 shares are sold or November 23, 2016, whichever occurs first.  Based on his current ownership of Common Stock, if all of the 5,000 shares of Common Stock subject to the Freeland 10b5-1 Plan were sold, Mr. Freeland would beneficially own approximately 27,647 shares of Common Stock.

The Plans were designed to comply with the Company’s insider trading policies and the guidelines specified in Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, which permit an officer or director to enter into a pre-arranged plan for buying or selling Company stock at a time when the officer or director is not in possession of material, nonpublic information about the Company.  Mr. Chapman and Mr. Freeland will continue to be subject to the Company’s stock ownership guidelines, and the sales contemplated by the Plans will not reduce Mr. Chapman’s or Mr. Freeland’s ownership of Common Stock below the levels required by the guidelines.

All sales of Common Stock under the Plans will be disclosed publicly in accordance with applicable securities laws, rules and regulations through appropriate filings with the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 25, 2015

CUMMINS INC.
/s/ Marsha L. Hunt ______________________________ Marsha L. Hunt Vice President - Corporate Controller